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                                                                   EXHIBIT 3.1.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                     OF OAK STREET FINANCIAL SERVICES, INC.

                                     I. NAME

         The name of the Corporation is Oak Street Financial Services, Inc. (the "Company").

                                   II. PURPOSE

         The purpose for which the Company is formed is to transact any or all lawful business, not required to be specifically stated in these Articles of Incorporation ("Articles"), for which corporations may be incorporated under the General Corporation Law of Maryland, as amended from time to time.

                               III. Capital Stock

         (a) The Company shall be authorized to issue 315,378,693 shares of its capital stock $.01 par value per share (the "Shares"). Each of the Shares shall share equally in the dividends paid by the Company. The Board of Directors by unanimous consent and without action of the Shareholders may amend these Articles from time-to-time to increase the aggregate number of shares of the Company and to classify such additional shares as Voting Shares or as Non-Voting Shares as it shall deem appropriate.

         (b) 3,000,000 of the Shares shall be classified as voting shares (the "Voting Shares") and each Voting Share shall be entitled to one vote on all matters as to which Shareholders are entitled to vote under the General Corporate Law of the State of Maryland including, without limitation, the power to vote for the election of directors.

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         (c)      312,378,693 of the Shares shall be classified as non-voting shares (the "Non-Voting Shares") and shall not be entitled to vote on any matter relating to the business of the Company except to the extent that such vote is specifically granted to such Shares pursuant to the provisions of the General Corporation Law of the State of Maryland. 113,999,950 of the Non-Voting Shares shall be reserved for issuance pursuant to the terms of a Stock Purchase Option to be granted to Sotseks Corp., an Ohio corporation, pursuant to the provisions of an Exchange Agreement by and among the Company, Oak Street Operations LLC, a Delaware limited liability company, and the Unitholders of Oak Street Mortgage LLC, a Delaware limited liability company. The consideration to be paid for all shares to be initially issued and all shares to be issued upon the exercise of such Stock Purchase Option shall be those values established in such Exchange Agreement.

         (d) The Voting Shares and the Non-Voting Shares shall, upon issuance and payment therefore, be fully paid and non-assessable.

         (e) Voting Shares shall have cumulative voting rights. No shares shall have preemptive rights.

                    IV. PRINCIPAL OFFICE AND REGISTERED AGENT

         The principal office of the Company is located at 300 East Lombard Street, Baltimore, Maryland 21202, c/o The Corporation Trust Incorporated. The registered agent of the Company is The Corporation Trust Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 20202.

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                                  V. DIRECTORS

         (a) The business and affairs of the Company shall be managed by, or under the direction of, the directors. Newly elected Directors shall be elected for a term of office to expire at the next succeeding annual meeting of Shareholders after their election. The names of the Directors who shall serve as Directors until the first annual meeting of the Shareholders are as follows:

                           Steven Alonso

                           John F. Havens

                           George A. Skestos

         (b) Directors may be removed for cause upon the affirmative vote of at least two-thirds of the outstanding Voting Shares. For this purpose, "cause" shall mean an act or omission which reasonably constitutes dishonesty, fraud, deceit, gross negligence, willful misconduct or recklessness and which is directly or indirectly detrimental to the Company's best interests or any act that results in a conviction of felony under the laws of any state where the Company or any of its subsidiaries conducts business. Holders of Voting Shares may by majority vote elect a successor to fill a vacancy on the Board resulting from the removal of a director.

         (c) A vacancy or vacancies among the Directors shall exist when any previously authorized position of Director is not then filled by a duly elected or appointed Director whether caused by death, resignation or removal, or due to an increase in the authorized number of Directors. Any such vacancy or vacancies shall be filled by a majority of the remaining directors, even if a majority constitutes less than a quorum.

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         (d)      The Directors are expressly authorized to make, alter, amend or repeal the Bylaws in the manner and for the purposes specified therein.

                               VI. INDEMNIFICATION

         (a) Subject to the provisions of the Bylaws, the Company shall provide any indemnification permitted by the laws of the State of Maryland and shall indemnify Directors, officers, agents and employees as follows:

                  (i) The Company shall indemnify its Directors and officers to the full extent required or permitted by the statutory and common law of the State of Maryland now or hereafter in force, whether they are serving the Company, or at the Company's request, any other entity. The indemnification shall include advances from the Company for legal expenses and other reasonable costs resulting from such legal action;

                  (ii) The Company shall indemnify other employees and agents to such extent as shall be authorized by the Directors or prescribed by the Bylaws and as shall be permitted by law, whether they are serving the Company or, at the Company's request, any other entity;

                  (iii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled;

                  (iv) The Directors may take such action as is necessary to carry out these indemnification provisions and are expressly empowered to adopt, approve and amend from time to time the Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law;

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                  (v)      No amendment or repeal of this Article VI or any
         portion hereof shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

         (b) To the fullest extent permitted by the statutory or common law of Maryland, as amended or interpreted, no Director or officer of the Company shall be personally liable to the Company or its Shareholders for monetary damages. No amendment to these Articles or repeal of any of its provisions shall limit or eliminate the benefits provided to the Directors and officers under this Article VI with respect to any act or omission which occurred prior to such amendment or repeal.

         (c) Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                           VII. RIGHTS OF SHAREHOLDERS

         (a) Holders of a majority of all outstanding Voting Shares are considered a quorum necessary for the transaction of all business. Unless otherwise provided in these Article or the Bylaws, a majority of all the votes cast by holders of Voting Shares at a Shareholder meeting at which a quorum is present is sufficient to approve any matter which properly comes before such meeting, included the election of each Director.

         (b) Special meetings of Shareholders may be called upon the request of a majority of the Directors. A special meeting of Shareholders shall also be called by the Secretary of the Corporation upon the written request of the Shareholders holding not less than 25 percent of all outstanding Voting Shares.

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                           VIII. REPURCHASE OF SHARES

         Subject to the provisions of Section 2-311 of the General Corporation Law of the State of Maryland, the Board of Directors of the Company shall be authorized to acquire its shares by purchase or otherwise for such consideration as it deems appropriate and such shares shall thereafter constitute authorized by unissued shares.

                                  IX. AMENDMENT

         The Company reserves and limits the right to amend, alter, change or repeal any provision contained in these Articles only following adoption of a resolution setting forth the proposed change and declaring its advisability by unanimous approval of the Board of Directors followed (except as otherwise provided in Article III(a)) by approval of such amendment by holders of at least two-thirds of all the then outstanding Voting Shares at a shareholders meeting called for the purpose of holding such vote.

         In the event any sentence or paragraph of these Articles is declared by a court of competent jurisdiction to be void, such sentence or paragraph shall be deemed severed from the remainder of these Articles and the balance of these Articles shall remain in effect.

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